Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF THE

    % REDEEMABLE SERIES J PREFERRED STOCK

OF

MOTRICITY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Motricity, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) has duly approved and adopted the following resolution on                      (the “Resolution”):

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of one series of redeemable preferred stock, which shall be designated as     % Redeemable Series J Preferred Stock (liquidation preference of $         per share plus any adjustment as provided herein) in an amount not to exceed              shares, having the designations, preferences, relative, participation, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

1. Designation.

There is hereby created out of the shares of authorized and unissued preferred stock of the Company (the “Preferred Stock”) a series of     % Redeemable Series J Preferred Stock designated as the “Series J Preferred Stock”. The number of shares constituting such series shall not exceed             . The liquidation preference at any date of the Series J Preferred Stock shall be determined as provided in Section 4(i) hereof (the “Liquidation Preference”).

2. Ranking.

(i) With respect to rights to participate in dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control, the Series J Preferred Stock shall rank senior to the common stock of the Company, par value $0.001 per share (the “Common Stock”).

(ii) The Board of Directors may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J Preferred Stock (the “Additional Series”) with respect to dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control. In the case of the future issuance of Additional Series, the Series J Preferred Stock shall, with respect to rights to participate in dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control, rank (A) senior to each other class or series of capital stock the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up, dissolution or Change in Control of the Company (together with the Common Stock, “Junior Shares”); (B) on a parity with each other class or series of preferred stock the terms of which expressly provide that such class or series will rank on a parity with the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control (“Parity Shares”); and (C) junior to each other class or series of preferred stock the terms of which expressly provide that such class or series will rank senior to the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control (“Senior Shares”).

3. Dividends.

(i) On March 31, June 30, September 30 and December 31 of each year during which any shares of Series J Preferred Stock are outstanding (each a “Dividend Payment Date”), the Board of Directors may, at its sole discretion, cause a dividend with respect to the Series J Preferred Stock to be paid in cash to the Holders (A) until the first Dividend Payment Date following the fifth anniversary of the Issue Date, in an amount equal to     % of the Liquidation Preference per share, as in effect at such time (initially $         per share) and (B) thereafter, in an amount equal to     % of the Liquidation Preference per share, as in effect at such time (the “Dividend Payment”); provided that Dividend Payment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be prorated. On any such Dividend Payment Date, if the Dividend Payment is not so paid in cash, the Liquidation Preference per share shall be adjusted pursuant to Section 4(i) below for each such Dividend Payment Date (the “Liquidation Preference Adjustment”). For the avoidance of doubt, in no event shall the Board of Directors cause a partial Dividend Payment to be made on any Dividend Payment Date.

(ii) If any shares of Series J Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares.

(iii) Except as expressly provided in Section 3(i) and/or 3(ii), nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any payment of any dividend on the Series J Preferred Stock at any time.

4. Liquidation Preference.

(i) Liquidation Preference. On the Issue Date the Liquidation Preference shall be $         per share and thereafter the Liquidation Preference per share shall be adjusted as provided in this Section 4(i). On each Dividend Payment Date for which a Dividend Payment is not paid in cash to the Holders as provided in Section 3(i) above, the Liquidation Preference per share shall be increased (A) until the first Dividend Payment Date following the fifth anniversary of the Issue Date, by an amount equal to     % of the then current Liquidation Preference per share and (B) thereafter, by an amount equal to     % of the then current Liquidation Preference per share; provided that the Liquidation Preference Adjustment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be pro rated.

(ii) Liquidation, Winding Up or Dissolution. In the event of any voluntary or involuntary liquidation, or winding up or dissolution of the Company, the Holders of shares of Series J Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference per share (as adjusted in Section 4(i)) at such time before any payment shall be made or any assets distributed to the holders of any of the Junior Shares but only after any applicable payment shall be made or any applicable assets distributed to the holders of any of the Senior Shares in respect of any applicable liquidation payments payable in respect of such Senior Shares in connection with such liquidation, winding up, or dissolution. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Senior Shares, if any, then the holders of all Series J Preferred Stock and all Parity Shares, if any, and all Junior Shares shall not be entitled to any distribution of any available assets of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series J Preferred Stock and all Parity Shares, if any, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full applicable Liquidation Preference at such time and the full applicable liquidation preferences of all Parity Shares at such time.

5. Redemption.

(i)	No Mandatory Redemption. The Company shall not be required to redeem any outstanding shares of Series J Preferred Stock other than as specifically provided for in this Section 5.

(ii)	Upon a Redemption Event - at Holder’s Option.

(A)	Right to Require Redemption. If a Redemption Event occurs at any time the Series J Preferred Stock is outstanding, then each Holder shall have the right, at such Holder’s option, to require the Company to redeem at the Redemption Price on the Holder Redemption Date all or a portion of such Holder’s shares of Series J Preferred Stock for which the Redemption Requirements have been met.

(B)	Redemption Event Notice by Company. The Company shall give written notice (the “Redemption Event Notice”) promptly, and in no event later than the applicable Holder Redemption Notice Date, to all Holders of record of the shares of Series J Preferred Stock. Each Redemption Event Notice shall specify:

1.	the events causing the Redemption Event;

2.	the Redemption Price;

3.	the Holder Redemption Date; and

4.	the procedures that Holders must follow in order to require the Company to repurchase the shares of Series J Preferred Stock, which shall include a form of Demand Notice and delivery instructions for the same.

(C)

Redemption Mechanism. Redemption of shares of Series J Preferred Stock pursuant to this Section 5(ii) shall be made, at the option of the Holder upon written notice (a “Demand Notice”) delivered to the Company prior to the Holder Redemption Date that the Company redeem in cash all or a portion of the shares of Series J Preferred Stock held by such Holder, provided that the Redemption Requirements with respect to such shares have been met. As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Holder Redemption Date), each Holder shall, to the extent Series J Preferred Stock are certificated, surrender the certificate or certificates representing the shares of Series J Preferred Stock requested to be redeemed by such Holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Event Notice. On the applicable Holder Redemption Date the full Redemption Price for the shares requested to be redeemed shall be paid by the Company in cash to the Holder as indicated on the Demand Notice and each surrendered certificate shall be canceled and retired. If on any Holder Redemption Date, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series J Preferred Stock to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law, provided that from the date following the applicable Redemption Date until the Company shall have paid the Redemption Price in full, the Company shall be deemed to be in default of its redemption obligations hereunder. If, prior to the Holder Redemption Date with respect to a Redemption Event caused solely by a NOL Protection Failure Event, such NOL Protection Failure Event is cured, the Company may rescind the Redemption Event Notice. In such event, each Demand Notice shall be deemed null and void and the Company shall immediately send notice of such rescission, together with any certificates surrendered by a Holder to each Holder to the extent Series J Preferred Stock are certificated. In the event that the shares of Series J Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

(D)	Redemption Requirements. In order for a Holder to require that shares of Series J Preferred Stock be redeemed pursuant to this Section 5(ii), the following requirements shall have been met (the “Redemption Requirements”):

(x) in the event of a NOL Protection Failure Event, the shares of Series J Preferred Stock requested to be redeemed by such Holder shall have been affirmatively voted to approve a NOL Protective Measure if a vote of the Company’s stockholders was sought by the Company and required to approve such NOL Protective Measure and

(y) in the event of a NOL Ownership Change, such NOL Ownership Change shall not have been directly caused by the trading activities in Company’s securities of the beneficial holder (or its Affiliates) of the shares of Series J Preferred Stock requested to be redeemed by such holder (or such Affiliates) unless such NOL Ownership Change occurs (i) at a time when, based on filings on Schedule 13D or 13G under the Exchange Act that have been filed as of such time, it would not have appeared that a NOL Ownership Change would have resulted from such trading activity, or (ii) if such beneficial holder (or such Affiliates) has provided written notice to the Company of such possible trading activities at least 5 days prior thereto (a “Trading Notice”), and such beneficial holder (or such Affiliates), as applicable, does not receive a written notice from the Company to such beneficial holder (or such Affiliates), as applicable, within 5 days following the delivery of such Trading Notice, that the possible trading activity described in the Trading Notice would trigger such a NOL Ownership Change (a “Trading Response”). For the avoidance of doubt, trading activities of such beneficial holder (or such Affiliates) that make it more likely that another owner shift (within the meaning of Section 382) would result in a NOL Ownership Change, where such trading activities did not themselves ultimately trigger the NOL Ownership Change, shall be deemed not to have directly caused such NOL Ownership Change).

(iii)	At the Company’s Option.

(A)	Optional Redemption. The Company may, at any time, in whole or in part, redeem for cash all or a portion of the shares of Series J Preferred Stock at the Redemption Price from funds legally available for such purpose. If less than all outstanding shares of Series J Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot, pro rata, or by such other method as the Board of Directors in its sole discretion determines to be equitable.

(B)	Redemption Mechanisms. At least thirty (30) days and not more than sixty (60) days prior to the redemption date fixed by the Board of Directors (the “Optional Redemption Date”), the Company shall give written notice (each, an “Optional Redemption Notice”) to the Holders of record of the shares of Series J Preferred Stock to be redeemed. The Optional Redemption Notice shall state:

(1) the Redemption Price;

(2) the Optional Redemption Date;

(3) that dividends on the shares of Series J Preferred Stock redeemed will cease to accrue on such redemption date; and

(4) that the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series J Preferred Stock to be redeemed, or if the shares of Series J Preferred Stock are uncertificated that such shares shall be redeemed in accordance with the notice and the applicable procedures of any applicable depository.

If fewer than all of the shares of Series J Preferred Stock held by any holder are to be redeemed, the Optional Redemption Notice shall also specify the number of shares of Series J Preferred Stock held by such holder to be redeemed

(C)	Surrender of Certificates. Each Holder of shares of Series J Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full redemption price for such shares shall be payable in cash to the Holder, and upon receipt of such payment by the applicable Holder, each surrendered certificate shall be canceled and retired. In the event that the shares of Series J Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

(iv)

Notices and Surrender of Shares. Any notice mailed as provided in this Section 5 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series J Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any shares of Series J Preferred Stock other than those shares to which the failure pertains. Notwithstanding the foregoing, if shares of Series J Preferred Stock are issued in uncertificated form, notice of redemption may be given to the holders of Series J

Preferred Stock at such time and in any manner permitted by the applicable depository and the surrender of shares in connection with a redemption may be accomplished in any manner permitted by such depository.

(v)	Rights of Series J Preferred Stock After the Redemption Date. On and after a Redemption Date, all rights of the redeemed shares and the rights of the Holder of such shares with respect to such redeemed shares shall terminate with respect thereto on such Redemption Date, other than the right to receive the Redemption Price, without interest, as provided herein, unless the Company defaults in the payment in full on such Redemption Date of the applicable Redemption Price of any such shares of Series J Preferred Stock, in which case, all such shares of Series J Preferred Stock for which the Company so defaulted in the payment in full of the applicable Redemption Price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of Series J Preferred Stock hereunder, including without limitation, the dividend rights set forth in Section 3 hereof and the voting rights set forth in Section 6 hereof, in each case until payment in full of the applicable Redemption Price is made. For the avoidance of doubt, notwithstanding that such shares of Series J Preferred Stock shall remain outstanding as provided above, the Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of Series J Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.

(vi)	Compliance with Securities Law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 5 with respect to (i) the time period within which notices, including Holder Redemption Notices and Optional Redemption Notices, are required to be made, (ii) the time periods specified with respect to Redemption Dates, and (iii) the requirements to make filings with the Securities and Exchange Commission, the Company’s compliance with applicable securities laws and regulations as to such provisions shall not in itself cause a breach of its obligations under this Section 5 as long as the Company otherwise is in compliance with its obligations hereunder and is otherwise using its commercially reasonable efforts to promptly comply with the applicable securities laws and regulations.

6. Voting Rights.

Except as specifically provided in this Section 6, or as otherwise required by law, shares of Series J preferred stock shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote; provided, however that the Series J Preferred Stock shall have the right to vote as a separate class on any (i) amendment to this certificate of designations, or (ii) merger or consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization, in which shares of Series J Preferred Stock would receive or be exchanged for consideration other than cash in the amount of the Redemption Price, or preferred stock with the same designations, rights and preferences as set forth herein or (iii) as otherwise expressly provided by law; provided further that each share of Series J preferred stock shall have      votes per share and shall vote together as a single class with the holders of Common Stock, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock, on any of the following matters presented to the stockholders of the Company for vote by a proxy distributed to the stockholders within 180 days from the Issue Date: (A) a NOL Protective Measure, and (B) a change of the Company’s name; provided, further, notwithstanding anything to the contrary herein, the Series J Preferred Stock shall not be entitled to vote for members of the Company’s board of directors.

7. Reissuance of Series J Preferred Stock.

Shares of Series J Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not be reissued as shares of Series J Preferred Stock.

8. Consideration in Holding Company Merger.

In the event the Company implements the NOL Protective Measures by way of a Holding Company Merger, the sole consideration for the shares of Series J Preferred Stock in such a NOL Merger shall be that the shares of Series J Preferred Stock shall be converted into shares of preferred stock of the Holding Company with the same designations, rights and preferences as set forth herein. For the avoidance of doubt, no appraisal rights may be asserted or perfected with respect to the shares of Series J Preferred Stock in connection with a Holding Company Merger

9. Uncertificated Shares.

The shares of Series J Preferred Stock shall be uncertificated unless a holder of shares of Series J Preferred Stock requests certificated shares, in which case such certificate shall be substantially in the form set forth in Exhibit A to this Certificate of Designations.

10. Business Day.

If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

11. Definitions.

(i)	Defined Terms.

As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

“Change in Control” a “Change in Control” shall be deemed to occur if:

(A)	any Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Company’s Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this definition of a Change in Control shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (x) by the Company or any of its subsidiaries, or (y) pursuant to a Non-Qualifying Transaction, as defined in subsection (C) of this definition;

(B)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its direct or indirect subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination” which, for the avoidance of doubt shall not include a reverse stock split), provided, that such Business Combination shall not be deemed a Change in Control and shall be a “Non-Qualifying Transaction, if immediately following such Business Combination: more than 80% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such the Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; or

(C)	the consummation of a sale of all or substantially all of Company’s assets;

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely because any Person acquired beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of the Company Voting Securities outstanding, unless after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities by acquiring additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series J Preferred Stock as reflected in the share books of the Company.

“Holder Redemption Date” shall be the date specified by the Company in the Redemption Event Notice, which date shall be no earlier than five Business Days following the date the Redemption Notice is given and no later than ten Business Days following such date.

“Holder Redemption Notice Date” shall be the date on which the Company is required to give notice of a Redemption Event, which date with respect to a Redemption Event:

(A)	caused by a Change in Control, shall be the date which is no later than five Business Days following the Company becoming aware of a Change of Control;

(B)	caused by a NOL Protection Failure Event shall be the date which is no later than five Business Days following such occurrence; and

(C)	caused by a NOL Ownership Change shall be the date which is no later than five Business Days following the date the Company became aware of such NOL Ownership Change.

“Issue Date” means                     .

“NOL Protection Failure Event” shall mean a failure by the Company, which has not been cured by the applicable Holder Redemption Date, to implement a NOL Protective Measure within 180 days from the Issue Date.

“NOL Protective Measure” means an amendment to the Company’s Certificate of Incorporation in a manner designed to preserve the use of the Company’s net operating losses and related Tax Benefits by restricting direct or indirect transfers of its Common Stock to the extent such transfers would affect the percentage of stock that is treated as owned by a five percent stockholder and/or any additional measures intended to preserve the use of the Company’s net operating losses, including (i) a merger of the Company with a subsidiary or a holding company in which merger the stockholders of the Company immediately prior to such merger will become stockholder of a holding company, the sole activity of which immediately after merger will be to hold 100% of the stock of the Company and the consolidated assets, liabilities and stockholders’ equity of which immediately following the merger will be the same as the consolidated assets, liabilities and stockholders’ equity of the Company immediately prior to the merger (“Holding Company Merger”) or (ii) a tax preservation plan.

“NOL Ownership Change” means an “ownership change,” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or any successor provision thereof, which results in a substantial limitation on the ability of the Company (or a Subsidiary of the Company) to use otherwise available Tax Benefits in the current year or any future year, provided that if at the time of such ownership change the Tax Benefits otherwise available for use by the Company (or a Subsidiary of the Company) in the current year or any future year are greater than $25,000,000, then such ownership change shall, notwithstanding anything to the contrary herein, be deemed to result in a substantial limitation.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Redemption Date” shall mean the Holder Redemption Date or Optional Redemption Date, as applicable.

“Redemption Event” shall mean a Change of Control, a NOL Ownership Change or a NOL Protection Failure Event.

“Redemption Price” shall mean the redemption price for the shares of Series J Preferred Stock which shall equal (1) 100% of the Liquidation Preference per share (as adjusted in Section 4(i)) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the prorated portion of the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date following the Redemption Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in Section 3(i)), calculated by dividing the Dividend Payment by the number of days following the immediately preceding Dividend Payment Date up to and including the next Dividend Payment Date and multiplying such amount by the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date, plus (3) if the Redemption Price is not paid in full on the Redemption Date, the prorated portion of the Dividend Payment to which such redeemed share would have been entitled on each Dividend Payment Date following the Redemption Date until payment in full of the Redemption Price (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in Section 3(i)), calculated by dividing the Dividend Payment by the number of days following the immediately preceding Dividend Payment Date up to and including the next Dividend Payment Date and multiplying such amount by the number of days the date of payment in full of the Redemption Price falls after the immediately preceding Dividend Payment Date.

“Tax Benefits” shall mean net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, or any “net unrealized built-in loss” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or any successor provision thereof, of Company or any Subsidiary thereof, provided, further, that for purposes of determining the amount of Tax Benefits, as used in the definition of NOL Ownership Change, the portion of Tax Benefits relating to (i) general business credit carryovers, (ii) alternative minimum tax credit carryovers and (iii) foreign tax credit carryovers, shall be calculated by dividing any such tax credit carryovers by 35% provided that the absence of taxable income in the year of such ownership change shall not be deemed to mean there are no otherwise available Tax Benefits.

(ii)	Table of Defined Terms

Term	Section Number
Additional Series	Section 2
Board of Directors	Recitals
Business Combination	Definition of Change in Control

Certificate of Incorporation	Recitals
Common Stock	Section 2
Company	Recitals
Company Voting Securities	Definition of Change in Control

Demand Notice	Section 5(i)
DCGL	Recitals
Dividend Payment	Section 3(i)
Dividend Payment Date	Section 3(i)
Holding Company Merger	Definition of NOL Protective Measure
Junior Shares	Section 2
Liquidation Preference	Section 1
Liquidation Preference Adjustment	Section 3(i)
Non-Qualifying Transaction	Definition of Change in Control
Optional Redemption Date	Section 5(ii)
Optional Redemption Notice	Section 5(ii)
Parent Corporation	Definition of Change in Control
Parity Shares	Section 2
Preferred Stock	Section 1
Redemption Event Notice	Section 5(i)
Redemption Requirements	Section 5(i)
Resolutions	Recitals
Senior Shares	Section 2
Surviving Corporation	Definition of Change in Control
Trading Notice	Section 5(ii)(D)(y)
Trading Response	Section 5(ii)(D)(y)

12. Amendment.

Without the Consent of any Holders, the Company, when authorized by board resolution may amend the provisions hereof to cure any ambiguity; provided that such action pursuant to this Section 10 shall not adversely affect the legal rights of any Holder. Any other amendments hereto must be authorized by the Board of Directors of the Company and also require the consent of the Holders of a majority of shares of Series J Preferred Stock then outstanding.

13. No Inconsistent Agreements; No Impairment.

Without the approval of a majority of the shares of Series J Preferred Stock then outstanding, voting as a separate class: the Company will not, on or after the date hereof, (i) enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders hereunder or the provisions hereof, (ii) by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company will at all times in good faith assist in the carrying out of all the provisions of the Series J Preferred Stock. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

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IN WITNESS WHEREOF, Motricity, Inc. has caused this Certificate to be duly executed by its duly authorized officer as of this      day of         , 2012.

MOTRICITY, INC.

By:

Name:	James R. Smith, Jr.
Title:	Interim Chief Executive Officer

EXHIBIT A

FORM OF SERIES J PREFERRED STOCK CERTIFICATE